Exhibit 16.1

September 20, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Smith & Wesson Brands, Inc.’s Form 8-K dated September 20, 2024, and have the following comments:

1.	We agree with the statements made in paragraphs 3, 5, 6, 7, 8, and 9.

2.	We have no basis on which to agree or disagree with the statements made in paragraphs 1, 2 and 4.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee